UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report: July 31, 2006

a21, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51285 (Commission File Number)	74-2896910 (I.R.S. Employer Identification No.)

7660 Centurion Parkway, Jacksonville, Florida (Address of Principal Executive Offices)		32256 (Zip Code)

Registrant’s telephone number, including areas code: (904) 565-0066

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On July 31, 2006, a21, Inc., a Texas corporation (“a21-TX”), was merged with and into a21, Inc., a Delaware corporation (“a21-DE”), its wholly-owned subsidiary, pursuant to a Certificate of Merger, dated July 31, 2006 (the “Delaware Certificate of Merger”), filed with the Secretary of State of the State of Delaware, Articles of Merger, dated July 31, 2006, filed with the Secretary of State of the State of Texas and an Agreement and Plan of Merger, dated as of July 7, 2006 (the “Merger Agreement”). The primary purposes of this merger were to change the Registrant’s state of incorporation from Texas to Delaware and increase the Registrant’s authorized capital stock from 100,100,000 shares, consisting of 100,000,000 of common stock, par value $0.001 per share (the “Common Stock”), and 100,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), to 200,100,000 shares, consisting of 200,000,000 shares Common Stock and 100,000 shares of Preferred Stock. Under the terms of the Merger Agreement, each share of Common Stock of a21-TX was converted into one share of Common Stock of a21-DE. Pursuant to such merger, the Certificate of Incorporation and bylaws of a21-DE were adopted.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 3, 2006 the Board of Directors of a21-DE voted to increase the size of the Board of Directors from six to seven members. Laura Sachar was elected to fill the vacancy created by the increase in the size of the Board. Ms. Sachar was also appointed to the Nominating and Compensation Committees.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of July 7, 2006, by and between a21, Inc., a Texas corporation and a21, Inc., a Delaware corporation.*

2.2	Articles of Merger of a21, Inc., a Texas corporation with and into a21, Inc, a Delaware corporation, dated July 31, 2006.

2.3	Certificate of Merger of a21, Inc. with and into a21, Inc., dated July 31, 2006.

* Incorporated herein by reference to Appendix D to the Registrant’s Information  Statement on Schedule 14C, filed July 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a21, INC.

By:	/s/ Albert H. Pleus
Albert H. Pleus Chief Executive Officer
Dated: August 3, 2006